Exhibit 99.1

FOR IMMEDIATE RELEASE

FORUM ENERGY TECHNOLOGIES, INC.

PRICES INITIAL PUBLIC OFFERING

Houston, Texas, April 11, 2012 – Forum Energy Technologies, Inc. (the “Company”), announced today the pricing of its initial public offering of 18,947,366 shares of its common stock at $20.00 per share. The shares are expected to begin trading on the New York Stock Exchange on April 12, 2012 under the ticker symbol “FET.” The Company is selling 13,889,470 shares of its common stock and the selling stockholders named in the registration statement are selling 5,057,896 shares of the Company’s common stock. The selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 2,842,104 shares of the Company’s common stock. The offering is expected to close on April 17, 2012, subject to customary closing conditions.

The Company intends to use the net proceeds of approximately $258 million to repay outstanding borrowings under the revolving portion of its credit facility. The Company will not receive any proceeds from the sale of shares by the selling stockholders.

J.P. Morgan, BofA Merrill Lynch, Credit Suisse, Citigroup and Deutsche Bank Securities are acting as joint book-running managers for the offering. Simmons & Company International and Tudor, Pickering, Holt & Co. are acting as senior co-managers for the offering. Capital One Southcoast, Dahlman Rose & Company, FBR, Howard Weil Incorporated and Johnson Rice & Company L.L.C. are acting as co-managers for the offering.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This offering will be made only by means of a written prospectus forming part of the effective registration statement. A written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, when available, may be obtained from the offices of:

J.P. Morgan c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 Telephone: +1-866-803-9204	BofA Merrill Lynch 4 World Financial Center New York, NY 10080 Attn: Prospectus Department Email: dg.prospectus_requests@baml.com

Credit Suisse Attention: Prospectus Department One Madison Avenue New York, New York 10010 Telephone: (800) 221-1037 Email: newyork.prospectus@credit-suisse.com	Citigroup Attn: Prospectus Department Brooklyn Army Terminal 140 58th Street, 8th Floor Brooklyn, NY 11220 Telephone: 1-800-831–9146

Deutsche Bank Securities Prospectus Department Harborside Financial Center 100 Plaza One Jersey City, NJ 07311 Telephone: 1-800-503-4611 Email: prospectus.cpdg@db.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investor contacts

Forum Energy Technologies, Inc.

Patrick Connelly – Vice President, Strategic Development

281.949.2513

patrick.connelly@f-e-t.com